CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Interests Of Named Experts And Counsel" and to the use of our reports dated August 30, 2001, in the Registration Statement (Form SB-2) as amended and related Prospectus of Growth Mergers, Inc. for the registration of shares of its common stock.

November 30, 2001

Vancouver, Canada

Manning Elliott
CHARTERED ACCOUNTANTS




/s/ Manning Elliott
-------------------------------------------
Manning Elliott

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